Exhibit 99.6

Consent to be Named as a Person Chosen to become an Executive Officer

New GGP, Inc. has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person chosen to become an executive officer of New GGP, Inc. in the Registration Statement and any and all amendments and supplements thereto.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 9, 2010	/s/ Sandeep Mathrani
SANDEEP MATHRANI